Exhibit 99.1

FOR IMMEDIATE RELEASE

Optelecom-NKF Names Dave Patterson President

GERMANTOWN, MD/February 6, 2009/PRNewswire-FirstCall — Optelecom-NKF, Inc., a leading global provider of advanced IP video network solutions, today announced the appointment of Dave Patterson as President effective March 9, 2009.

Prior to joining the Company Mr. Patterson served as President and CEO of Siemens AG subsidiary, Siemens Government Services (SGS), a provider of IT-enabled solutions that improve end-user operations and infrastructure and secure vital assets. As head of SGS, Mr. Patterson was responsible for the strategic direction, operating performance, and marketplace success of the enterprise. He joined SGS in July 2006 from another Siemens company and also served as a member of the company’s Board of Directors.

“Throughout his career Dave has demonstrated the ability to lead and to develop business opportunities showcasing innovative products and services based on advanced technologies and vendor solutions,” said Edmund Ludwig, Optelecom-NKF’s Chairman and CEO. “Dave’s appointment comes at a critical time as we develop strategies and initiatives for long-term growth and opportunity against the backdrop of a difficult economy. His appointment as my successor marks a new era at Optelecom-NKF. I look forward to working with him and our team to achieve a smooth management transition,” added Mr. Ludwig, who plans to retire as an active employee of the Company at year’s end.

“I look forward to the opportunity of contributing to the future success of Optelecom-NKF, building upon the strong foundation established by Ed Ludwig and Tom Overwijn and all employees,” said Dave Patterson. He added, “Optelecom-NKF is well-positioned to serve the needs of customers in the effective use of advanced video surveillance solutions. This field of technology is vital to governments and industries around the world. I am committed to continuing our focus on the products and services required to support the missions and objectives of current and future customers.”

Mr. Patterson’s career includes service in ten countries and spans 14 industries. He held leadership positions of increasing responsibility in manufacturing, facility management, construction, and consulting services with Fluor Daniel, Bridgestone Firestone, Day & Zimmermann, and SGS.

He holds a Bachelor’s degree from Colorado Tech and completed graduate studies in international business at the University of California and Thunderbird School of Global Management. Mr. Patterson is currently pursuing an executive MBA through Northeastern University in Boston, Massachusetts.

About Optelecom-NKF

Optelecom-NKF, Inc. (NASDAQ: OPTC), is a global supplier of advanced video surveillance solutions, including IP cameras, video servers/codecs, network video recorders, fiber transmission equipment, video management, and video analytics software. We deliver complete solutions for traffic monitoring and security of airports, seaports, casinos, prisons, utilities, public transit, city centers, hospitals, and corporate campuses.

Founded in 1972, Optelecom-NKF is committed to providing its customers with expert technical advice and support in addition to products that are developed and tested for professional and mission critical applications. All Optelecom-NKF IP surveillance solutions are marketed under the Siqura® name.

The Optelecom-NKF corporate headquarters is in Germantown, Maryland, USA, with European corporate offices in Gouda, The Netherlands, and sales offices or support covering Latin America, France, Spain, the UK, Germany, Italy, Dubai, and Singapore.

Investor inquiries should be directed to Mr. Rick Alpert at +1 301-948-7872.